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                                                                     EXHIBIT 3.6

                                                       UNIT REDEMPTION AGREEMENT
                                 dated as of October 26, 2000 (the "Agreement"), between MASCOTECH, INC. (the "Seller"), and ADVANCED ACCESSORY SYSTEMS, LLC
                                 (F/K/A AAS HOLDINGS, LLC) (the "Purchaser" or the "Company").


                  WHEREAS, the Seller currently owns 1,500 membership units (the "Units") of the Company;


                  WHEREAS, the Seller desires to withdraw as a Member of the Company and redeem all of the Units upon the terms and conditions set forth in this Agreement;

                  WHEREAS, the Company is willing to permit the withdrawal of the Seller as a Member of the Company and to redeem its Units using $6,421,500.00 of the Company's distributable cash upon the terms and conditions set forth herein;

                  WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Third Amended and Restated Operating Agreement dated as of September 30, 1999 among the Company and its Members (the "Operating Agreement").

                  NOW, THEREFORE, in consideration of the mutual benefits to be derived from, and the representations, warranties and promises contained in, this Agreement, the parties hereto hereby agree as follows:

         Section 1. Redemption of Units.

              (a) Subject to the terms and conditions set forth herein, the Purchaser shall redeem the Units from the Seller for an aggregate consideration of $6,421,500.00 in cash (the "Purchase Price"), or $4,281.00 per Unit. At the Closing (i) the Seller shall deliver one or more certificates representing the Units duly indorsed by the Seller, free and clear of all Encumbrances (as defined below) and (ii) the Purchaser shall deliver the Purchase Price to the Seller in cash by wire transfer to an account previously designated by the Seller. As used herein, the term "Encumbrances" means any and all of the following: security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

              (b) The Purchase Price being paid for the Units represents a negotiated price therefor, and the Seller hereby acknowledges that such amount does not necessarily reflect its current capital account balance or the full amount to which it may be entitled pursuant Section 8 of the Operating Agreement upon a liquidation of the Company or otherwise. The Seller further acknowledges that it is aware that the Company has retained First Union Securities, Inc. and Chase Securities, Inc. to assist and advise the Company with a potential Sale of the Company (as defined in the Operating Agreement), and that if a Sale of the Company were to occur, the value of the Units in such transaction may exceed the Purchase Price. The Seller hereby irrevocably and unconditionally waives any right it may have, now or at any time hereafter, to receive from

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the Company or any other Member of the Company any consideration with respect to the Units in excess of the Purchase Price.

         Section 2. Closing.

              (a) The closing of the redemption of the Units (the "Closing") shall take place at the offices of O'Sullivan, Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York, 10112 upon the date that all of the conditions precedent hereunder have been satisfied or waived.

         Section 3. Representations and Warranties of the Seller.

                  The Seller hereby represents and warrants to the Company that:

              (a) Except as set forth on Schedule 3 hereto, the Seller is the lawful owner, of record and beneficially, of the Units, with good and marketable title to the Units, free and clear of any Encumbrances, and with all other incidents of record and beneficial ownership pertaining thereto. Except as set forth on Schedule 3 hereto, the Seller has the absolute right and power to transfer the Units, together with all rights and benefits incident to the ownership thereof, to the Purchaser. Except as set forth on Schedule 3 hereto, there are no outstanding options, warrants or rights to purchase or acquire any of the Units, and there are no agreements or understandings between the Seller and any other individual, corporation, partnership or other entity (a "Person") with respect to the ownership or voting of any of the Units, a sale or transfer thereof, or any other matters relating to the Units. The Seller acquired the Units in one or more transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and in compliance with all applicable state securities laws.

              (b) Except as set forth on Schedule 3 hereto, the Seller has the full and absolute power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, but not limited, the sale of the Units under this Agreement. Except as set forth on
Schedule 3 hereto, this Agreement has been duly authorized by all necessary action on the part of the Seller and has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws (as defined below) affecting creditors' rights generally or by general principles of equity. Except as set forth on
Schedule 3 hereto, the execution, delivery and performance by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated hereby, including, but not limited to, the sale of the Units under this Agreement, and the compliance by the Seller with all of the provisions hereof shall not (i) conflict with or result in a default or give rise to any right of termination, cancellation or acceleration (whether upon the giving of notice or the lapse of time or both) under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of its properties or assets (including the Units) is or may be bound or affected, or (ii) violate any law, statute, rule, regulation, order, unit, judgment, injunction or decree (collectively, "Laws") applicable to the Seller or any of its properties or assets (including the Units). Except as set forth

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on Schedule 3 hereto, no consent or approval by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby, including, but not limited to, the sale of the Units under this Agreement.

              (c) The Seller has not employed any broker or finder, or incurred any actual or potential liability or obligation, whether direct or indirect, for any brokerage fees, commissions or finders' fees, in connection with the transactions contemplated by this Agreement.

         Section 4. Representations and Warranties of the Purchaser.

                  The Purchaser hereby represents and warrants to the Seller that:

              (a) The Purchaser has full and absolute power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and all related transactions and to perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary action on the part of the Purchaser and has been duly executed and delivered by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

              (b) Except a set forth on Schedule 4(b) hereto, neither the execution, delivery and performance by the Purchaser of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, shall (i) conflict with or result in a default or give rise to any right of termination, cancellation or acceleration (whether upon the giving of notice or the lapse of time or both) under any of the terms, conditions or provisions of any note, bond, lease mortgage, indenture, agreement or other instrument or obligation to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets may be bound or affected, or (ii) violate any Law applicable to the Purchaser or any of its properties or assets. Except a set forth on Schedule 4(b) hereto, no consent or approval by, notice to, or registration with, any Person is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

         Section 5. General Mutual Releases.

              (a) The Seller, in consideration of the premises contained herein, its sale of the Units, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, does hereby release forever and discharge the Company (including any of its members, officers, managers, employees, successors and assigns and each of its subsidiaries, and their respective, shareholders, members, officers, managers, employees, successors and assigns) of and from any and all claims, demands, causes of action, damages or liabilities of any kind or nature whatsoever that the Seller (including any of its directors, shareholders, officers, managers, employees, successors and assigns and each of its subsidiaries, and their respective directors, shareholders, officers, managers, employees, successors and


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assigns) may have solely in its capacity as a Member, which relate to or arise out of any dealings, relationships or transactions by and between it and the Company (including any of its members, officers, managers, employees, successors and assigns and each of its subsidiaries, and their respective shareholders, members, officers, managers, employees, successors and assigns), in law or equity which against the Company (including any of its members, officers, managers, employees, successors and assigns, and each of its subsidiaries, and their respective shareholders, members, officers, managers, employees, successors and assigns), it ever had, now has or which it hereafter can, shall or may have, whether or not now known, from the beginning of the world to the day of this Agreement, but excluding any claim that may arise out of or in connection with the Purchaser's representations, warranties, covenants and other agreements contained in this Agreement.

              (b) The Purchaser, in consideration of the premises contained herein, its purchase of the Units, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, does hereby release forever and discharge the Seller (including any of its directors, shareholders, officers, managers, employees, successors and assigns and each of its subsidiaries, and their respective directors, shareholders, officers, managers, employees, successors and assigns) solely in its capacity as a Member, of and from any and all claims, demands, causes of action, damages or liabilities of any kind or nature whatsoever which relate to or arise out of any dealings, relationships or transactions by and between it and the Seller (including any of its directors, shareholders, officers, managers, employees, successors and assigns and each of its subsidiaries, and their respective directors, shareholders, officers, managers, employees, successors and assigns), in law or equity which against the Seller (including any of its directors, shareholders, officers, managers, employees, successors and assigns, and each of its subsidiaries, and their respective directors, shareholders, officers, managers, employees, successors and assigns), it ever had, now has or which it hereafter can, shall or may have, whether or not now known, from the beginning of the world to the day of this Agreement, but excluding any claim that may arise out of or in connection with the Seller's representations, warranties, covenants and other agreements contained in this Agreement.

         Section 6. Closing Conditions of the Purchaser and the Seller.

                  The obligations of the Purchaser to purchase the Units on the one hand, and the Seller to sell the Units on the other hand, are subject to the satisfaction of the following conditions precedent:

              (a) The Company shall have obtained the consent of a Majority in Interest of its Managing Members, pursuant to Section 11 of the Operating Agreement, to the transactions contemplated herein.

              (b) The Company shall have obtained the consent of a Majority in Interest of its Managing Members, pursuant to Section 12 of the Operating Agreement, to the withdrawal of the Seller as a Member.

              (c) The Company shall have obtained the consent of its lenders pursuant to Section 6.3(f) of the Second Amended and Restated Credit Facility dated as of August 5, 1997 (the "Credit Facility"), as amended, to the transactions contemplated herein.


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              (d) The Board of Managers shall have determined that, as required pursuant to Section 6.3(h) of the Credit Facility, that the Purchase Price and the other terms of the redemption are on terms no less favorable to the Company than those that might be obtained in a comparable transaction with an unaffiliated third party.

              (e) The Seller shall have obtained all the consents listed on
Schedule 6(e) to effect the transactions contemplated herein (and provided the Company with sufficient evidence thereof).

              (f) The Seller shall have obtained the consent of Citicorp Venture Capital, Ltd. (together with any of its affiliates, "Citicorp") pursuant to the Stock Purchase Agreement between Citicorp and the Seller dated as of August 1, 2000 (the "Stock Purchase Agreement") (and provided the Company with sufficient evidence thereof).

              (g) The Seller shall obtained the consent of Citicorp pursuant to the Letter Agreement dated as of August 28, 2000 between Citicorp and the Seller (the "Letter Agreement") (and provided the Company with sufficient evidence thereof).

              (h) In the event that the Company has not satisfied the conditions precedent set forth in subsections (a) through (d) of this Section 6 on or before November 20, 2000, the Seller shall have the right to terminate the transactions contemplated herein on five (5) days written notice to the Purchaser.

              (i) In the event that the Seller has not satisfied the conditions precedent set forth in subsections (e) and (f) of this Section 6 on or before November 20, 2000, the Purchaser shall have the right to terminate the transactions contemplated herein on five (5) days written notice to the Seller.

                  Each of the Purchaser and the Seller hereby agree to use their best commercially reasonable efforts to ensure that the conditions precedent for which either such entity is responsible hereunder are satisfied.

         Section 7. Survival of Representations and Warranties and Agreements.

                  All representations and warranties and agreements contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 8. Indemnification.

                  Each party hereto (the "Indemnifying Party") shall indemnify, defend and hold the other party hereto harmless against all liability, loss or damage (including, but not limited to, all reasonable costs and expenses related thereto or incurred in enforcing its rights hereunder), (i) arising from the untruth, inaccuracy or breach of any of the representations, warranties, covenants or agreements of such Indemnifying Party contained in this Agreement, or any facts or circumstances constituting any such untruth, inaccuracy or breach, or (ii) with respect to any liability for any brokers' or finders' fees or compensation owing or alleged to be owing in


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connection with the transactions contemplated hereby due to the engagement of a broker, finder or other Person by, or any other act of, such Indemnifying Party.

         Section 9. Withdrawal of Seller as a Member.

                  Pursuant to Section 15 of the Amended and Restated Members' Agreement by and among the Company, the Seller and the other parties thereto dated as of September 30, 1999 (the "Members' Agreement"), effective upon the consummation of the transactions contemplated herein, the Seller shall no longer be a Member of the Company.

         Section 10. Confidentiality.

                  From and after the date hereof, the Seller agrees that it shall make no written or other public disclosures regarding this transaction or regarding the parties hereto to any individual or organization without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that if public disclosure regarding this transaction or regarding the parties hereto is required under the Securities Act, the Seller shall use all commercially reasonable efforts to obtain confidential treatment regarding any information contained herein that is commercial or financial in nature (including the aggregate and per Unit Purchase Price). The Seller agrees that all information received from the Company while it was a Member will be held in confidence indefinitely and returned to the Company or destroyed (with sufficient evidence thereof provided to the Company) promptly upon the Company's request. This Agreement will be supplied to any person other than the agents, employees or representatives of the parties hereto only if such person agrees in writing to be bound by the terms hereof.

         Section 11. Governing Law.

              THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         Section 12. Benefits of Agreement.

                  Except as provided for herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs.

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         Section 13. Notices.

                  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

                   If to the Seller, to:

                                MascoTech, Inc.
                                21001 Van Born Road
                                Taylor, MI  48180
                                Telephone: (313) 274-7405
                                Telecopy:  (313) 792-6940
                                Attention: Vice President, General Counsel

                   If to the Purchaser, to:

                                Advanced Accessory Systems, LLC
                                12900 Hall Road
                                Suite 200
                                Sterling Heights, MI  48313
                                Telephone: (810) 997-6843
                                Telecopy: (810) 997-6839
                                Attention: Terence C. Seikel

                   with a copy to:

                                O'Sullivan Graev & Karabell, LLP
                                30 Rockefeller Plaza
                                New York, NY  10112
                                Telephone: (212) 408-2400
                                Telecopy: (212) 408-2420
                                Attention: Ilan S. Nissan, Esq.

         Section 14. Modification.

                  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each party hereto, except that either party hereto may waive any obligation owed to it by the other party under this Agreement. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach

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of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         Section 15. Section Headings.

                  The section headings contained herein are inserted for convenience only and shall not affect the construction of this Agreement.

         Section 16. Entire Agreement.

                  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties made in connection herewith.

         Section 17. Severability.

                  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 18. Counterparts.

                  This Agreement may be executed in separate original of facsimile counterparts, each of which shall be deemed to be an original instrument, but together shall constitute but one agreement.

                                      * * *


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                  IN WITNESS WHEREOF, the parties have caused this Unit
Redemption Agreement to be executed and delivered as of the date first written above.


                                        ADVANCED ACCESSORY SYSTEMS, LLC


                                        By:      /s/ Terence C. Seikel
                                           -------------------------------------
                                           Name:
                                           Title:



                                        MASCOTECH, INC.


                                        By:      /s/ David B. Liner
                                           -------------------------------------
                                           Name:
                                           Title:


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                                   Schedule 3

1. Section 7.02 of the Stock Purchase Agreement requires the consent of Citicorp.


2. Section 6.01 of the Recapitalization Agreement between Riverside Company LLC ("Riverside") and the Seller dated as of August 1, 2000 (the "Recapitalization Agreement") requires the consent of Riverside.

3.  Citicorp consent pursuant to the Letter Agreement.

4. Sections 11 and 12 of the Operating Agreement require the consent of a Majority in Interest of the Managing Members.

5.  Section 5 of the Members' Agreement requires the consent of CB Capital.






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                                  Schedule 4(b)

Consents:


1. Sections 11 and 12 of the Operating Agreement require the consent of a Majority in Interest of the Managing Members.

2. Section 6.3(f) of the Credit Facility requires the consent of a majority of the Company's lenders. The Company anticipates entering into an amendment to the Credit Facility prior to consummating the transactions set forth herein.

3. Section 6.3(h) of the Credit Facility requires the Consent of the Board of Managers that the transaction is at arm's length.



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                                  Schedule 6(e)

Consents:


1. Section 7.02 of the Stock Purchase Agreement requires the consent of Citicorp.


2. Section 6.01 of the Recapitalization Agreement between Riverside Company LLC ("Riverside") and the Seller dated as of August 1, 2000 (the "Recapitalization Agreement") requires the consent of Riverside.

3.   Section 5 of the Members' Agreement requires the consent of CB Capital.